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                                                                       EXHIBIT 5



                                             January 12, 1997


Creative Learning Products, Inc.
150 Morris Avenue
Suite 205
Springfield, NJ 07081


Dear Sirs:

         We refer to the Registration Statement on Form SB-2 (the "Registration Statement") to be filed by Creative Learning Products, Inc. ("CLP") under the Securities Act of 1933, as amended (the "Securities Act"), relating to (1) (a) an aggregate of 1,333,333 shares of CLP's Common Stock, no par value (the "Common Stock"), issuable as a bonus (the "Bonus Shares") to a consultant (the "Consultant"), (b) an aggregate of 22,997 shares of the Common Stock issuable in settlement of any claim to accumulated but undeclared and unpaid dividends Shares on its Series A 10% Cumulative Convertible Preferred Stock, $1.00 par value (the "Dividend Claims"), (c) an aggregate of 54,740 shares of the Common Stock issuable in settlement of trade creditor claims against a subsidiary (the "Trade Creditor Claims"), the operations of which subsidiary having been discontinued, and (d) 80,000 shares of the Common Stock issuable upon the exercise of a Common Stock purchase warrant expiring September 18, 1999 (the "September 18 Warrant") and (2) the shareholders named in the table under the caption "Selling Shareholders" offer of (a) an aggregate of 2,184,115 shares of the Common Stock, all of which shares are currently (the "Outstanding Shares"),
(b) an aggregate of 6,858,987 shares of the Common Stock which will be offered if, and only if, the other outstanding Common Stock purchase warrants (the "Other Warrants") as set forth in the Registration Statement are exercised, and
(c) an aggregate of 1,030,000 shares of the Common Stock in stock options (the "Options").

         As counsel to CLP, we have examined the Certificate of Incorporation of CLP, its By-Laws, its minutes and other corporate proceedings and corporate records relating to the authorization of and, where applicable, the issuance of the Bonus Shares, the Dividend Claim Shares, the Trade Creditor Shares, the September 18 Warrant, the Outstanding Shares, the Other Warrants and the Options and have reviewed the Registration Statement in the form intended to be filed. In our opinion, we have made such an investigation and examination as we have deemed necessary for the purposes of expressing an informed opinion on the matters hereafter discussed.

         Based upon such examination, it is our opinion that:

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Creative Learning Products, Inc.
January 12, 1997
Page Two



         1. CLP is duly organized and validly existing under the laws of the State of New Jersey; and

         2. The Bonus Shares issuable to the Consultant, the shares of the Common Stock issuable in settlement of the Dividend Claims and the shares of the Common Stock issuable to satisfy the Trade Creditor Claims and upon exercise of the September 18 Warrant, the Other Warrants and the Options will be, when issued, validly issued, fully paid and non-assessable;

         3. The Outstanding Shares being offered by the Selling Stockholders are validly issued, fully paid and non-assessable.

         In addition, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm under the captions "Plan of Distribution" and "Legal Matters" included in the Prospectus which constitutes Part I of the Registration Statement.

                                             Very truly yours,

                                             /s/ Gold & Wachtel, LLP


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